SENSATA TECHNOLOGIES REPORTS FIRST QUARTER 2017 FINANCIAL RESULTS

Hengelo, the Netherlands – April 25, 2017 - Sensata Technologies (NYSE: ST) today announced financial results for its first quarter ended March 31, 2017.
Revenue was $807.3 million in the first quarter of 2017, an increase of $10.7 million, or 1.3%, from revenue of $796.5 million in the first quarter of 2016. Excluding a 2.2% negative effect from changes in foreign exchange rates, Sensata reported organic revenue growth of 3.5% in the first quarter of 2017.
Net income was $71.7 million in the first quarter 2017, which was 8.9% of revenue or $0.42 per diluted share. This compares to net income of $60.6 million in the first quarter 2016, which was 7.6% of revenue or $0.35 per diluted share. Adjusted net income was $121.5 million in the first quarter of 2017, which was 15.0% of revenue or $0.71 per diluted share. This compares to adjusted net income of $113.2 million in the first quarter of 2016, which was 14.2% of revenue or $0.66 per diluted share. Changes in foreign exchange rates reduced Sensata's adjusted earnings per share by ($0.03) in the first quarter of 2017 compared to the prior year period.
Sensata’s ending cash balance at March 31, 2017 was $431.7 million. In the first quarter of 2017 operating cash flow was $119.7 million, a decrease of 12.1% from the first quarter of 2016, and free cash flow was $86.6 million, a decrease of 15.0% from the prior year period. The Company’s net debt at March 31, 2017 was $2.882 billion, an improvement of $91 million from December 31, 2016.
"We started the year off strong, delivering solid organic revenue growth, margin expansion, and double-digit organic EPS growth during the first quarter of 2017," said Martha Sullivan, President and Chief Executive Officer. "Our revenue growth was balanced between both segments, while China continues to be our strongest geographic region. We delivered impressive year-over-year margin expansion despite facing foreign exchange headwinds and higher integration costs. As we move ahead, we remain focused on pursuing strategic investments that will drive future growth, while continuing to expand margins and improve profitability."

Segment Performance

	Three months ended
$ in 000s	March 31, 2017	March 31, 2016
Performance Sensing revenue	$600,143	$597,175
Performance Sensing profit from operations	151,736	145,787
% of Performance Sensing revenue	25.3%	24.4%

Sensing Solutions revenue	$207,128	$199,374
Sensing Solutions profit from operations	67,438	63,248
% of Sensing Solutions revenue	32.6%	31.7%
Performance Sensing’s profit from operations as a percentage of revenue totaled 25.3% in the first quarter of 2017. Excluding the impact of changes in foreign exchange rates, Performance Sensing’s profit from operations as a percentage of revenue was 25.7% in the first quarter of 2017, representing an increase of 130 basis points from the first quarter of 2016. Sensing Solutions' profit from operations as a percentage of revenue totaled 32.6% in the first quarter of 2017. Excluding the impact of changes in foreign exchange rates, Sensing Solutions' profit from operations as a percentage of revenue was 32.3% in the first quarter of 2017, representing an increase of 60 basis points compared to the first quarter of 2016. Higher year-over-year integration costs reduced Sensing Solutions’ profit from operations as a percentage of revenue by 30 basis points in the first quarter of 2017.
Guidance
Sensata anticipates revenue to be between $820 and $844 million in the second quarter of 2017 compared to $827.5 million in the second quarter of 2016. Additionally, the Company expects adjusted net income to be between $131 and $137 million and adjusted earnings per share to be between $0.76 and $0.80 in the second quarter of 2017. Sensata expects to incur approximately $8 to $9 million of integration-related expenses in the second quarter of 2017.
For the full year 2017, the Company anticipates revenue to be between $3.165 and $3.265 billion, which would represent organic revenue growth of between 1 and 3 percent. For full year 2017, Sensata expects adjusted EBIT to be between $734 and $756 million. Additionally, the Company expects adjusted net income to be between $528 million and $550 million and adjusted earnings per share to be between $3.08 and $3.20 for full year 2017, which would represent organic growth of 8 to 12 percent. Sensata expects that changes in foreign currency exchange rates will lower revenue by approximately $52 million and will lower adjusted earnings per share by ($0.02) to ($0.03) for the full year 2017. Sensata expects to incur approximately $19 to 20 million of integration-related expenses for the full year 2017.
Conference Call & Webcast
Sensata will conduct a conference call today at 8:00 AM eastern time to discuss its first quarter 2017 financial results and its outlook for the second quarter and full year 2017. The dial-in numbers for the call are 1-877-317-6789 or +1-412-317-6789 and callers can reference the Sensata Q1 2017 Earnings Call. A live webcast and a replay of the conference call will also be available on the investor relations page of the Company’s website at http://investors.sensata.com. Additionally, a replay of the call will be available until May 2nd, 2017. To access the replay dial 1-877-344-7529 or

1-412-317-0088 and enter confirmation code: 10103598.
About Sensata Technologies
Sensata Technologies is one of the world's leading suppliers of sensing, electrical protection, control and power management solutions with operations and business centers in thirteen countries. Sensata's products improve safety, efficiency, and comfort for millions of people every day in automotive, appliance, aircraft, industrial, military, heavy vehicle, heating, ventilation, and air conditioning, data, telecommunications, recreational vehicle, and marine applications. For more information, please visit Sensata's website at www.sensata.com.
Non-GAAP Financial Measures
We supplement the reporting of our financial information determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measures. We use these non-GAAP financial measures internally to make operating and strategic decisions, including the preparation of our annual operating plan, evaluation of our overall business performance, and as a factor in determining compensation for certain employees. We believe presenting non-GAAP financial measures is useful for period-over-period comparisons of underlying business trends and our ongoing business performance. We also believe presenting these non-GAAP measures provides additional transparency into how management evaluates our business.
Non-GAAP financial measures should be considered as supplemental in nature and are not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, our non-GAAP financial measures may not be the same as, or comparable to, similar non-GAAP measures presented by other companies.
The non-GAAP financial measures referenced by Sensata in this release include: adjusted net income, adjusted net income margin, adjusted earnings per share (“EPS”), adjusted earnings before interest and taxes (“EBIT”), adjusted EBIT margin, free cash flow, net debt, organic revenue growth, and segment profit margin excluding the effects of period-over-period foreign exchange rate differences. In discussing trends in our business, we also refer to the percentage change of certain non-GAAP measures in one period versus another, determined on either a reported or an organic (which excludes the impact of acquisitions, net of exited businesses that occurred within the previous year, and the effect of changes in foreign currency exchange rates) basis. These period-over-period changes are also considered non-GAAP measures.
Adjusted net income is defined as net income, determined in accordance with U.S. GAAP, excluding certain non-GAAP adjustments which are described in the accompanying reconciliation tables. Adjusted net income margin is calculated by dividing adjusted net income by net revenue. Adjusted EPS is calculated by dividing adjusted net income by the number of diluted weighted average ordinary shares outstanding in the period. We believe that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Adjusted EBIT is defined as net income, determined in accordance with U.S. GAAP, excluding interest expense, net, provision for/(benefit from) income taxes, and certain non-GAAP adjustments which are described in the accompanying reconciliation tables. Adjusted EBIT margin is calculated by dividing adjusted EBIT by net revenue. We believe that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

Free cash flow is defined as net cash provided by operating activities, determined in accordance with U.S. GAAP, less additions to property, plant, and equipment and capitalized software. We believe that this measure is useful to investors and management as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to fund acquisitions, repurchase ordinary shares, or accelerate the repayment of debt obligations.
Net debt is defined as total debt, capital lease and other financing obligations, determined in accordance with U.S. GAAP, less cash and cash equivalents. We believe that this measure is useful to investors and management as an indicator of trends in our overall financial condition.
Organic revenue growth is defined as the reported percentage change in net revenue calculated in accordance with U.S. GAAP, excluding the impact of acquisitions, net of exited businesses that occurred within the previous year, and the effect of changes in foreign currency exchange rates. We believe that this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Segment profit margin excluding the effects of period-over-period foreign exchange rate differences is defined as segment profit margin in the current period calculated on a constant foreign exchange rate basis with the comparison prior period. We believe that this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Safe Harbor Statement
This earnings release contains forward-looking statements within the meaning of the federal securities laws. These statements relate to analyses and other information, which are based on forecasts of future results and estimates of amounts not yet determinable, and our future prospects, developments, and business strategies. Such forward-looking statements include, among other things, our anticipated results for the second quarter and full year 2017. Such statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Factors that might cause these differences include, but are not limited to, risks associated with: adverse conditions in the automotive industry; competitive pressures that could require us to lower prices or could result in reduced demand for our products; integration of acquired companies, including CST and Schrader; the assumption of known and unknown liabilities in the acquisition of CST and Schrader; risks associated with our non-U.S. operations and international business; litigation and disputes involving us, including the extent of intellectual property, product liability, warranty, and recall claims asserted against us; risks associated with our historical and future tax positions; risks associated with labor disruptions or increased labor costs; risks associated with our indebtedness; and risks associated with breaches and other disruptions to our information technology infrastructure. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made; and we undertake no obligation to publicly update or revise any forward-looking statements, whether to reflect any future events or circumstances or otherwise. For a discussion of potential risks and uncertainties, please refer to the risk factors listed in our SEC filings. Copies of our filings are available from our Investor Relations department or from the SEC website, www.sec.gov.

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Statements of Operations
(Unaudited)

(In 000s, except per share amounts)
	For the three months ended
	March 31, 2017	March 31, 2016
Net revenue	$807,271	$796,549
Operating costs and expenses:
Cost of revenue	532,726	528,378
Research and development	31,814	31,351
Selling, general and administrative	70,274	71,931
Amortization of intangible assets	40,258	50,447
Restructuring and special charges	11,050	855
Total operating costs and expenses	686,122	682,962
Profit from operations	121,149	113,587
Interest expense, net	(40,277)	(42,268)
Other, net	5,196	5,488
Income before taxes	86,068	76,807
Provision for income taxes	14,332	16,195
Net income	$71,736	$60,612

Net income per share:
Basic	$0.42	$0.36
Diluted	$0.42	$0.35

Weighted-average ordinary shares outstanding:
Basic	170,947	170,404
Diluted	171,905	171,257

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

($ in 000s)
	For the three months ended
	March 31, 2017	March 31, 2016
Net income	$71,736	$60,612
Other comprehensive income/(loss), net of tax:
Deferred gain/(loss) on derivative instruments, net of reclassifications	132	(16,703)
Defined benefit and retiree healthcare plans	480	208
Other comprehensive income/(loss)	612	(16,495)
Comprehensive income	$72,348	$44,117

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Balance Sheets
(Unaudited)

($ in 000s)
	March 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$431,700	$351,428
Accounts receivable, net of allowances	533,126	500,211
Inventories	407,198	389,844
Prepaid expenses and other current assets	101,259	100,002
Total current assets	1,473,283	1,341,485
Property, plant and equipment, net	723,418	724,046
Goodwill	3,005,464	3,005,464
Other intangible assets, net	1,036,054	1,075,431
Deferred income tax assets	20,694	20,695
Other assets	71,658	73,855
Total assets	$6,330,571	$6,240,976

Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt, capital lease and other financing obligations	$7,363	$14,643
Accounts payable	301,605	299,198
Income taxes payable	26,988	23,889
Accrued expenses and other current liabilities	259,238	245,566
Total current liabilities	595,194	583,296
Deferred income tax liabilities	396,092	392,628
Pension and other post-retirement benefit obligations	34,707	34,878
Capital lease and other financing obligations, less current portion	31,260	32,369
Long-term debt, net of discount and deferred financing costs, less current portion	3,225,965	3,226,582
Other long-term liabilities	27,096	29,216
Total liabilities	4,310,314	4,298,969
Total shareholders’ equity	2,020,257	1,942,007
Total liabilities and shareholders’ equity	$6,330,571	$6,240,976

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

($ in 000s)	For the three months ended
	March 31, 2017	March 31, 2016
Cash flows from operating activities:
Net income	$71,736	$60,612
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	28,795	25,999
Amortization of deferred financing costs and original issue discounts	1,857	1,844
Currency remeasurement loss on debt	54	128
Share-based compensation	3,952	3,516
Amortization of inventory step-up to fair value	—	2,319
Amortization of intangible assets	40,258	50,447
Deferred income taxes	3,400	5,547
Unrealized loss/(gain) on hedges and other non-cash items	2,066	(3,974)
Changes in operating assets and liabilities, net of effects of acquisitions	(32,417)	(10,236)
Net cash provided by operating activities	119,701	136,202

Cash flows from investing activities:
Acquisition of CST, net of cash received	—	(3,360)
Additions to property, plant and equipment and capitalized software	(33,059)	(34,235)
Investment in equity securities	—	(50,000)
Proceeds from the sale of assets	2,937	—
Net cash used in investing activities	(30,122)	(87,595)

Cash flows from financing activities:
Proceeds from exercise of stock options and issuance of ordinary shares	2,450	128
Payments on debt	(11,122)	(40,308)
Payments to repurchase ordinary shares	(498)	(2,494)
Payments of debt issuance costs	(137)	(209)
Net cash used in financing activities	(9,307)	(42,883)
Net change in cash and cash equivalents	80,272	5,724
Cash and cash equivalents, beginning of period	351,428	342,263
Cash and cash equivalents, end of period	$431,700	$347,987

Revenue by Business, Geography, and End Market (Unaudited)

(% of total revenue)	Three months ended March 31,
	2017	2016
Performance Sensing	74.3%	75.0%
Sensing Solutions	25.7%	25.0%
Total	100.0%	100.0%

(% of total revenue)	Three months ended March 31,
	2017	2016
Americas	42.3%	43.5%
Europe	31.3%	33.4%
Asia/Rest of World	26.4%	23.1%
Total	100.0%	100.0%

(% of total revenue)[1]	Three months ended March 31,
	2017	2016
European automotive	23.9%	25.9%
North American automotive	19.9%	20.3%
Asian automotive	18.0%	16.1%
Rest of world automotive	0.2%	0.3%
Heavy vehicle off-road	14.0%	13.9%
Appliance and heating, ventilation and air-conditioning	6.6%	5.7%
Industrial	9.5%	9.2%
Aerospace	4.7%	4.6%
All other	3.2%	4.0%
Total	100.0%	100.0%

1 Reclassification of certain acquired product lines has led to retrospective adjustments of certain end-market percentages.

The following unaudited table reconciles the Company’s net income to adjusted net income for the three months ended March 31, 2017 and 2016.

(In 000s, except per share amounts)	Three months ended March 31,
	2017	2016
Net income	$71,736	$60,612
Restructuring and special charges	7,691	3,639
Financing and other transaction costs	—	781
Deferred (gain)/loss on other hedges	(5,340)	(13,273)
Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory	41,994	53,866
Deferred income tax and other tax expense/(benefit)	3,542	5,757
Amortization of deferred financing costs	1,857	1,844
Total adjustments	$49,744	$52,614
Adjusted net income	$121,480	$113,226
Weighted average diluted shares outstanding	171,905	171,257
Adjusted net income per diluted share	$0.71	$0.66
Sensata's definition of adjusted net income excludes the deferred provision for/(benefit from) income taxes and other tax expense/(benefit). Sensata's deferred provision for/(benefit from) income taxes includes adjustments for book-to-tax basis differences primarily related to the step-up in fair value of fixed and intangible assets and goodwill, utilization of net operating losses and adjustments to our U.S. valuation allowance in connection with certain acquisitions. Other tax expense/(benefit) includes certain adjustments to unrecognized tax positions.
As Sensata treats deferred income tax and other tax expense/(benefit) as an adjustment to compute adjusted net income, the deferred income tax effect associated with the reconciling items, above, would not change adjusted net income for any period presented.
The current income tax (benefit)/expense associated with the reconciling items above, which is included in adjusted net income, would be as follows: Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory: $(0.0) million and ($0.0) million for the three months ended March 31, 2017 and 2016, respectively; and Restructuring and special charges of ($0.1) million and ($0.1) million for the three months ended March 31, 2017 and 2016, respectively.

The following unaudited table identifies where in the Condensed Consolidated Statements of Operations the adjustments to reconcile net income to adjusted net income were recorded for the three months ended March 31, 2017 and 2016.

($ in 000s)	Three months ended March 31,
	2017	2016
Cost of revenue	$5,177	$3,373
Selling, general and administrative	1,303	1,645
Amortization of intangible assets	38,929	49,068
Restructuring and special charges	4,276	800
Interest expense, net	1,857	1,844
Other, net	(5,340)	(9,873)
Provision for income taxes	3,542	5,757
Total adjustments	$49,744	$52,614
The following unaudited table reconciles the Company’s net cash provided by operating activities to free cash flow.

($ in 000s)	Three months ended March 31,		% Change
	2017	2016
Net cash provided by operating activities	$119,701	$136,202	(12.1)%
Additions to property, plant and equipment and capitalized software	(33,059)	(34,235)	3.4%
Free cash flow	$86,642	$101,967	(15.0)%

The following unaudited table reconciles the Company’s diluted net income per share to organic earnings growth. The amounts in the table below have been calculated based on unrounded numbers. Accordingly, certain amounts may not sum due to the effect of rounding.

	Three months ended March 31,
	2017	2016

Diluted net income per share	$0.42	$0.35
Non-GAAP adjustments:
Restructuring and special charges	0.04	0.02
Financing and other transaction costs	0.00	0.00
Deferred (gain)/loss on other hedges	(0.03)	(0.08)
Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory	0.24	0.31
Deferred income tax expense and other tax expense/(benefit)	0.02	0.03
Amortization of deferred financing costs	0.01	0.01
Adjusted EPS	$0.71	$0.66

Percentage change in adjusted EPS	7.6%
Less: year-over-year impact due to:
Foreign exchange rates	(4.5%)
Organic adjusted EPS growth	12.1%
The following unaudited table reconciles the Company’s total debt, capital and other financing obligations, determined in accordance with U.S. GAAP, to net debt, a non-GAAP financial measure.

	Balance as of
($ in 000s)	March 31, 2017	December 31, 2016	Change ($)
Current portion of long-term debt, capital lease and other financing obligations	$7,363	$14,643	$(7,280)
Capital lease and other financing obligations, less current portion	31,260	32,369	(1,109)
Long-term debt, net of discount and deferred financing costs, less current portion	3,225,965	3,226,582	(617)
Total debt, capital lease and other financing obligations	3,264,588	3,273,594	(9,006)
Less: Discounts	(17,041)	(17,655)	614
Less: Deferred financing costs	(32,413)	(33,656)	1,243
Gross indebtedness	3,314,042	3,324,905	(10,863)
Less: Cash and cash equivalents	431,700	351,428	80,272
Net debt	$2,882,342	$2,973,477	$(91,135)

The following unaudited table reconciles the Company’s net income, determined in accordance with U.S. GAAP, to adjusted EBIT, a non-GAAP financial measure. Percentage amounts in the table below have been calculated based on unrounded numbers. Accordingly, certain amounts may not sum due to the effect of rounding.

	$ in thousands		% of net revenue
	Q1 2017	Q1 2016	Q1 2017	Q1 2016
Net income	$71,736	$60,612	8.9%	7.6%
Interest expense, net	40,277	42,268	5.0%	5.3%
Provision for income taxes	14,332	16,195	1.8%	2.0%
Earnings before interest and taxes (“EBIT”)	126,345	119,075	15.7%	14.9%
Non-GAAP adjustments:
Restructuring and special charges	7,691	3,639	1.0%	0.5%
Financing and other transaction costs	—	781	—	0.1%
Deferred gains on other hedges	(5,340)	(13,273)	(0.7%)	(1.7%)
Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory	41,994	53,866	5.2%	6.8%
Adjusted EBIT	$170,690	$164,088	21.1%	20.6%

Change (Q1 2017 vs. Q1 2016)	4.0%		50 bps
Less: year-over-year impact due to:
Foreign exchange rates	(3.9%)		(40 bps)
Organic growth	7.9%		90 bps

The following unaudited table reconciles the Company’s projected GAAP net income per diluted share to projected adjusted earnings per share for the three months ended June 30, 2017 and full year ended December 31, 2017. The amounts in the table below have been calculated based on unrounded numbers. Accordingly, certain amounts may not sum due to the effect of rounding.

	Three months ended June 30, 2017		Full year ended December 31, 2017
	Low End	High End	Low End	High End

Projected GAAP net income per diluted share	$0.45	$0.46	$1.88	$1.96
Restructuring and special charges	0.02	0.04	0.08	0.10
Deferred (gain)/loss on other hedges *	—	—	(0.03)	(0.03)
Depreciation and amortization expense related to the step-up in fair value of fixed and intangible assets and inventory	0.24	0.24	0.96	0.96
Deferred income tax and other tax expense/(benefit)	0.04	0.05	0.15	0.17
Amortization of deferred financing costs	0.01	0.01	0.04	0.04
Projected adjusted earnings per share	$0.76	$0.80	$3.08	$3.20
Weighted average diluted shares outstanding (in 000s)	171,700	171,700	171,700	171,700
* We are unable to predict movements in commodity prices and, therefore, the impact of mark-to-market adjustments on our commodity forward contracts to our 2017 GAAP net income per diluted share. In prior years such adjustments have been significant to our reported GAAP earnings.

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Contacts:

Investors:	Media:
Joshua Young	Alexia Taxiarchos
(508) 236-2196	(508) 236-1761
Joshua.young@sensata.com	ataxiarchos@sensata.com